                                                                    EXHIBIT 99

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the members of New York - New York Hotel & Casino, LLC:

We have audited the accompanying balance sheets of New York - New York Hotel & Casino, LLC (the "Company") as of December 31, 1997 and 1996, and the related statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York - New York Hotel & Casino, LLC as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                   /s/ Arthur Andersen LLP
                                                   ARTHUR ANDERSEN LLP


Las Vegas, Nevada
January 28, 1998



                    NEW YORK - NEW YORK HOTEL & CASINO, LLC
                                BALANCE SHEETS


                                                                           December 31,
(Amounts in Thousands)                                                 1997            1996
                                                                   ------------    ------------
CURRENT ASSETS:
   Cash and cash equivalents                                       $   7,296       $   6,104
   Restricted Cash                                                         -          10,868
   Accounts receivable, net of allowance for
      doubtful accounts of $872 and $0, respective                     4,266             370
   Inventories                                                           460             350
   Prepaid expenses and other                                          5,999           4,097
                                                                   ---------       ---------
      Total current assets                                            18,021          21,789
                                                                   ---------       ---------

PROPERTY AND EQUIPMENT:
   Land                                                               63,223          49,563
   Building, fixtures and equipment                                  405,418         380,989
                                                                   ---------       ---------
                                                                     468,641         430,552
   Accumulated depreciation                                          (21,768)              -
                                                                   ---------       ---------
Property and equipment, net                                          446,873         430,552

OTHER ASSETS                                                           5,358           4,750
                                                                   ---------       ---------

TOTAL ASSETS                                                       $ 470,252       $ 457,091
                                                                   =========       =========

CURRENT LIABILITIES:
   Current portion of notes payable                                $  11,273       $       -
   Swing line loan                                                     5,600               -
   Current portion of capital lease                                      179             172
   Accounts payable                                                    1,314          12,683
   Accrued expenses                                                   21,815          19,522
   Construction payable                                                    -          12,625
   Retention payable                                                     318          14,596
                                                                   ---------       ---------
       Total current liabilities                                    40,499          59,598
                                                                   ---------       ---------

LONG TERM DEBT:
   Long-term capital lease                                               718             829
   Notes payable                                                     245,685         285,000
                                                                   ---------       ---------

TOTAL LIABILITIES                                                    286,902         345,427
                                                                   ---------       ---------

MEMBERS' EQUITY

   Members' contributions                                            141,400         127,400
   Members' distributions                                            (30,320)              -
   Retained earnings (deficit)                                        72,270         (15,736)
                                                                   ---------       ---------
       Total members' equity                                         183,350         111,664
                                                                   ---------       ---------

 TOTAL LIABILITIES AND MEMBERS' EQUITY                              $ 470,252       $ 457,091
                                                                   =========       =========

The accompanying notes are an integral part of these financial statements.

                    NEW YORK - NEW YORK HOTEL & CASINO, LLC
                              STATEMENTS OF INCOME
                             (Amounts in Thousands)

                                                                           Years Ended
                                                                           December 31,
                                                        1997                   1996                 1995
                                                     ------------          ------------         ------------
REVENUES:
   Casino                                            $    143,953          $          -         $          -
   Hotel                                                   69,400                     -                    -
   Beverage                                                13,983                     -                    -
   Roller Coaster                                           9,910                     -                    -
   Retail and other                                        28,058                   345                  149
                                                     ------------          ------------         ------------
                                                          265,304                   345                  149
   Less:  promotional allowances                          (10,051)                    -                    -
                                                     ------------          ------------         ------------

   Net revenues                                           255,253                   345                  149
                                                     ------------          ------------         ------------

COSTS AND EXPENSES:
   Casino                                                  51,710                     -                    -
   Hotel                                                   23,852                     -                    -
   Beverage                                                 4,719                     -                    -
   Roller Coaster                                           2,079                     -                    -
   Retail and other                                         6,072                   413                  481
   Selling, general and administrative                     24,691                     -                    -
   Property costs                                          12,410                     -                    -
   Depreciation and amortization                           22,289                     -                    -
   Pre-opening expenses                                         -                15,762                    -
   Abandonment loss                                             -                     -                  642
                                                     ------------          ------------         ------------

Total costs and expenses                                  147,822                16,175                1,123
                                                     ------------          ------------         ------------

OPERATING INCOME/(LOSS)                                   107,431               (15,830)                (974)

INTEREST INCOME (EXPENSE), NET                            (19,425)                  147                  921
                                                     ------------          ------------         ------------

NET INCOME/(LOSS)                                    $     88,006          $    (15,683)        $       ($53)
                                                    =============          ============         ============

  The accompanying notes are an integral part of these financial statements.

                    NEW YORK - NEW YORK HOTEL & CASINO, LLC
                   STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                            (Amounts in Thousands)

                                                  MGM       PRMA Las
                                              Grand, Inc.  Vegas, Inc.     Total
                                              ------------ ------------ ------------
Inception, December 23, 1994                  $       -    $       -    $        -

      Members' contributions                     41,200       41,200       $82,400
      Net loss                                      (27)         (26)          (53)
                                              ------------ ------------ ------------

Balance, December 31, 1995                       41,173       41,174        82,347

      Members' contributions                     22,500       22,500        45,000
      Net loss                                   (7,841)      (7,842)      (15,683)
                                              ------------ ------------ ------------

Balance, December, 1996                          55,832       55,832       111,664

      Members' contributions                      7,000        7,000        14,000
      Members' distributions                    (15,160)     (15,160)      (30,320)
      Net income                                 44,003       44,003        88,006
                                              ------------ ------------ ------------

Balance, December 31, 1997                    $  91,675    $  91,675    $  183,350
                                              ============ ============ ============

The accompanying notes are an integral part of these financial statements.


                         NEW YORK - NEW YORK HOTEL & CASINO, LLC
                                STATEMENTS OF CASH FLOWS
                                 (Amounts in Thousands)
                                                                  Years Ended
                                                                  December 31,
                                                        1997          1996          1995
                                                     ----------   ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income/(loss)                                 $   88,006   $    (15,683)  $      (53)
   Adjustments to reconcile net income/(loss)
      to net cash provided by operating activities:
      Depreciation and amortization                      21,905              -            -
      Amortization of debt issuance costs                   384              -            -
      Allowance for doubtful accounts                      (872)             -            -
      Pre-opening costs                                       -         15,762            -
      Change in current assets and liabilities
         due to operating activities:
           Increase in accounts receivable               (3,024)          (340)         (30)
           Increase in inventories                         (110)          (304)         (46)
           Increase in prepaid expenses and other        (1,902)        (4,097)           -
           Increase (decrease) in accounts payable      (11,369)        12,496          187
           Increase in other accrued expenses             2,293         18,257        1,265
                                                     ----------   ------------   ----------

      Total adjustments                                   7,305         41,774        1,376
                                                     ----------   ------------   ----------
Net cash provided by operating activities                95,311         26,091        1,323
                                                     ----------   ------------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, equipment, and land           (52,367)      (262,211)    (111,544)
   (Decrease) increase in construction payables         (12,625)        (2,365)      14,990
   Decrease (increase) in restricted cash                10,868        (10,868)           -
   Increase in other assets                              (1,628)        (1,070)           -
   Pre-opening expenses                                       -        (14,976)        (786)
                                                     ----------   ------------   ----------

Net cash used in investing activities                   (55,752)      (291,490)     (97,340)
                                                     ----------   ------------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in deferred financing fees, net                 499              -       (2,480)
   Proceeds from issuance of long-term debt              25,600        225,999       59,001
   Members' contributions                                14,000         45,000       40,000
   Members' distributions                               (30,320)             -            -
   Proceeds from members' advances                            -              -       10,000
   Repayment of members' advances                             -              -      (10,000)
   Principal payments of long-term debt                 (48,146)             -            -
                                                     ----------   ------------   ----------

Net cash (used in)/provided by financing activities     (38,367)       270,999       96,521
                                                     ----------   ------------   ----------

Net increase in cash and cash equivalents                 1,192          5,600          504
Cash and cash equivalents, beginning of year              6,104            504            -
                                                     ----------    -----------   ----------

Cash and cash equivalents, end of year               $    7,296   $      6,104   $      504
                                                     ==========   ============   ==========

The accompanying notes are an integral part of these financial statements.

                    NEW YORK - NEW YORK HOTEL & CASINO, LLC

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1.   ORGANIZATION AND BASIS OF PRESENTATION
     --------------------------------------

     MGM Grand, Inc. ("MGM"), a Delaware corporation, and PRMA Las Vegas, Inc. ("Primadonna"), a Nevada corporation, entered into an operating agreement (the "Agreement") dated December 23, 1994 (inception) to establish New York-New York Hotel & Casino, LLC, a Nevada limited liability company (the "Company"), which developed and operates New York-New York Hotel & Casino (the "Hotel-Casino") located on the "Las Vegas Strip." The Agreement will expire on December 23, 2024. In the prior year the Company was in the development stage.

     New York-New York Hotel & Casino opened to the public on January 3, 1997, at an approximate cost of $460,000,000. MGM contributed to the Company land with a fair market value of $41,200,000 to comprise its total initial equity investment. Primadonna contributed to the Company theme rights with a fair market value of $1,200,000 and cash of $40,000,000 for a total initial equity investment of $41,200,000. Each member contributed cash of $22,500,000 and $7,000,000 during fiscal years 1996 and 1997, respectively. Each member has a 50% ownership interest in the Company.

     Profits and losses, quarterly net cash flow payments, and additional capital contributions are allocated to each member at their 50% ownership interest. MGM and Primadonna are not responsible for debts or obligations of the Company, except as it relates to the Bank Credit Facility (see Note
     7).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     a)   USE OF ESTIMATES
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b)   CASH AND CASH EQUIVALENTS
          -------------------------

          Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. Such investments are counted at cost, which approximates market value.

     c)   CASINO REVENUES AND PROMOTIONAL ALLOWANCES
          ------------------------------------------

          Casino revenues represent the net win from gaming wins and losses.
          The retail value of beverage, hotel rooms and other goods and services provided to customers without charge is included in gross revenues, and then deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances is included in casino costs and expenses as follows (in thousands):

                                      Year Ended December 31, 1997

Beverage                                        $ 4,367
Hotel                                             1,001
Other                                               197
                                                -------
                                                $ 5,565
                                                =======

     d)   INVENTORIES
          -----------

          Inventories are valued at the lower of cost or market as determined on the first-in, first-out method. Inventories consist primarily of beverage and retail products.

     e)   PROPERTY AND EQUIPMENT
          ----------------------

          Property and equipment are recorded at cost. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

          Buildings and improvements             10 to 40 years
          Furniture, fixtures and equipment      3 to 12 years

          Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of assets are capitalized.

     f)   CAPITALIZED INTEREST
          --------------------

          The Company capitalized interest costs associated with debt incurred during the active construction and development as well as in connection with major renovation projects. Interest capitalized was $0, $13,951,000 and $759,000 for the years ended December 31, 1997,
          1996 and 1995, respectively.

     g)   PRE-OPENING EXPENSES
          --------------------

          Pre-opening expenses include direct incremental project salaries and other expenses incurred during the pre-opening phase of the project. All pre-opening costs directly related to gaming and hotel operations are capitalized as incurred and charged to expense in the period the project is ready for its intended use. All pre-opening costs were expensed in the year ended December 31, 1996, as the property was ready for use as of December 25, 1996.

     h)   INCOME TAXES
          ------------

          The Company is not subject to income taxes, therefore no provision for income taxes has been made as the members include their respective shares of the Company's income or loss in their income tax returns.

     i)   VALUATION OF LAND
          -----------------

          The land contributed by MGM has been included in property and equipment at a value of $41,200,000 (see Note 1). This amount exceeds MGM's original cost basis and represents the valuation which has been agreed upon by the members.

     j)   FAIR VALUE OF FINANCIAL INSTRUMENTS
          -----------------------------------

          The fair value of the Company's financial instruments approximates their recorded value at December 31, 1997 and 1996.

     k)   RECLASSIFICATIONS
          -----------------

          The financial statements for prior periods reflect certain reclassifications to conform with classifications adopted in 1997.

3.   STATEMENTS OF CASH FLOWS
     ------------------------

     The following supplemental disclosures are provided as part of the accompanying financial statements of cash flows:


                                                                        Years Ended December 31,
                                                                  1997            1996           1995
                                                              -----------     -----------    -----------
Cash payments made for interest (net of amounts
capitalized)                                                    $  17,616      $        -     $        -
                                                               ==========      ==========     ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES

Capital lease for equipment                                    $        -      $    1,001     $        -
                                                               ==========      ==========     ==========

Retention payable included in construction in progress         $      318      $   14,596     $    3,747
                                                               ==========      ==========     ==========

Contributed land, at fair market value                         $        -       $       -      $  41,200
                                                               ==========       =========      =========

Contributed intagible asset, at fair market value              $        -       $       -      $   1,200
                                                               ==========       =========      =========


4.     PREPAID EXPENSES AND OTHER
       --------------------------

       Prepaid Expenses and other at December 31, 1997 and 1996 consist of the following (in thousands):

                                                              1997           1996
                                                              ----           ----
Prepaid taxes and licenses                                  $ 2,885       $   630
Deposits                                                        148         2,207
Other Prepaids                                                2,966         1,260
                                                            -------       -------
                                                            $ 5,999       $ 4,097
                                                            =======       =======

5.   OTHER ASSETS
     ------------

     Other assets at December 31, 1997 and 1996 consist of the following (in thousands):

                                                                                               1997                  1996
                                                                                               ----                  -----
Deferred financing fees                                                                      $ 2,485                $ 2,994
Intangible assets                                                                              2,290                  1,319
Organization costs                                                                               614                    461
Cost of chips and tokens                                                                         988                    513
                                                                                             -------                -------
Subtotal                                                                                       6,377                  5,287
Less: amortization                                                                            (1,019)                  (537)
                                                                                             -------                -------
Other assets, net                                                                            $ 5,358                $ 4,750
                                                                                             =======                =======

     Deferred financing fees relate to the Company's long-term debt facility being amortized to interest expense on a straight-line basis over the period of the loan. In accordance with the Company's capitalization of interest costs during the development phase, the amortized portion of these fees was included in capitalized interest.

     Intangible assets represent certain rights related to the "New York Theme," contributed by Primadonna, in accordance with the Agreement. This amount is being amortized over the life of the Agreement (30 years).

     Organization costs consist primarily of professional and legal fees incurred to establish the Company, and obtain requisite gaming licenses. These costs are being amortized over 5 years.

     Chips and tokens consist of the cost of purchasing the gaming chips and tokens used in the Hotel-Casino. These costs are being amortized over 3 years.



6.   ACCRUED EXPENSES
     ----------------

     Accrued expenses at December 31, 1997 and 1996 consist of the following (in thousands):

                                                                                               1997                  1996
                                                                                               ----                  ----
Accrued interest                                                                            $  1,809               $  2,158
Advance deposits                                                                               3,393                  2,632
Accrued accounts payable                                                                         385                 10,231
Accrued payroll and related                                                                    6,791                  1,550
Accrued gaming liability                                                                       3,290                      -
Accrued taxes                                                                                  1,866                      -
Other accruals                                                                                 4,281                  2,951
                                                                                            --------               --------
                                                                                            $ 21,815               $ 19,522
                                                                                            ========               ========

7.   LONG-TERM DEBT
     --------------

     Long-term debt at December 31, 1997 and 1996 consists of the following (in thousands):

                                                                                         1997               1996
                                                                                         ----               ----
     Amount due under Master Security Agreement for Equipment financing.  Interest rate based on LIBOR plus 1.88%.  Interest ranged from 7.35% to 7.75% during
     the year.  Repayable in 58 monthly installments of $254,000.                      $ 17,458           $      -




     Amount due under Bank Credit Facility at floating interest rates based on
     LIBOR plus between .75% to 2.00% depending on the Guarantor Funded Debt
     Ratio as defined.  Interest on the Bank Credit Facility ranged from 6.28% to
     6.71% during 1997, maturing March 31, 2002.                                        239,500            285,000




     Amount due under the Swing Line loan at floating interest rates based on
     LIBOR plus between zero and 1.00% depending on the Guarantor Funded Debt
     Ratio as defined.  Interest on the Swing Line loan ranged from 7.69% to
     8.19% during 1997.  This loan is payable on demand or in any event will
     mature on March 31, 2002                                                             5,600                  -
                                                                                       --------           --------
                                                                                        262,558            285,000
Less - current portion of long-term debt                                                (16,873)                 -
                                                                                      ---------          ---------
Total long-term debt                                                                  $ 245,685          $ 285,000
                                                                                      =========          =========

     On September 15, 1995, the Company entered into a secured limited recourse financing agreement for a $225,000,000 Construction/Revolving Loan (the "Bank Credit Facility") with a consortium of banks, led by Bank of America. On September 26, 1996, the Bank Credit Facility was amended to increase the commitment to $285,000,000. The Bank Credit Facility was a non-revolving construction line of credit, which converted to a 5 year reducing revolver upon the commencement of operations of the Hotel-Casino on January 3, 1997. Interest on the Bank Credit Facility is variable based on a formula defined in the Bank Credit Facility agreement. An initial payment of $20,000,000 is due on March 31, 1998, which is the Initial Reduction Date. Thereafter, quarterly installments are due of $9,375,000 for the next four quarters; $11,250,000 for the next eight quarters; $12,500,000 for the next three quarters; and the balance maturing four years after the Initial Reduction Date. Additional principal payments are due one year after operations commence based on 50% of Available Cash Flow (as defined). The Company has the ability to apply the payments made ahead of schedule in 1997 against this minimum payment. Accordingly, $11,273,000 related to the Bank Credit Facility is shown in the current portion of long-term debt which represents the additional balance due in 1998. The Bank Credit Facility is secured by substantially all of the assets of the Company.

     The Company incurred commitment fees on a quarterly basis on the unused portion of the Bank Credit Facility at 0.5%. Commitment fees incurred during the years ended December 31, 1997, 1996 and 1995 were $51,000, $284,000 and $228,000, respectively; these amounts are included in capitalized interest. Substantially all property and equipment of the Hotel-Casino is pledged as collateral under the Bank Credit Facility.

     The Bank Credit Facility contains various restrictive covenants including the maintenance of certain financial ratios and limitations of additional debt, distributions, disposition of property, mergers and similar transactions. The Company is in compliance with these covenants at December 31, 1997. On March 17, 1997, the Company purchased a contiguous parcel of land for $13,500,000. This purchase is not subject to the calculation of the maximum capital expenditures allowable under the Bank Credit Facility.

     As a condition of the Bank Credit Facility, MGM and Primadonna (collectively, the "Guarantors") guaranteed completion of the Hotel-Casino and, in addition, entered into a "Keep Well" agreement whereby, if the Company fails to be in compliance with any of the financial ratio covenants (as defined), the Guarantors shall contribute Acceptable Cash Equity (as defined) to the Company.

     The Bank Credit Facility allows for the issuance of letters of credit of up to $20,000,000 and the issuance of swing line loans of up to $10,000,000. As of December 31, 1997, no amounts were outstanding with respect to the letter of credit and the outstanding balance on the Swing Line loan was $5,600,000.

     On January 21, 1997, the Company entered into a $20,000,000 Master Security Agreement for equipment financing with a financial institution (the "Note"). The Note is payable in 58 monthly installments of $254,000 and one final installment of $5,000,000. The Note contains a Contract Rate of interest equal to the sum of 1) one and 88/100 percent (1.88%) per annum, plus 2) a variable annum interest rate which shall be equal to the one month LIBOR rate. The Company has the option to convert to a fixed rate, based on the Treasury Rate, for the remaining length of time on the Note, plus one and 88/100 percent (1.88%) per annum.

     Interest payable at December 31, 1997, 1996 and 1995 was approximately $1,809,000, $2,158,000 and $175,000 respectively, and is included in accrued expenses in the accompanying balance sheets.

     Scheduled maturities of long-term debt are as follows as of December 31, 1997 (in thousands):


                                      1998                $  16,873
                                      1999                   46,173
                                      2000                   48,048
                                      2001                   51,798
                                      2002                   99,666
                                      Thereafter                  -
                                                          ---------
                                                          $ 262,558
                                                          =========

8.   CAPITAL LEASE
     -------------
     In December 1996, the Company entered into a five-year master equipment lease agreement to purchase various powered supply carts with a fair market value of $1,001,000 at an interest rate of 7.46%. The future minimum lease payments by year under the lease, together with the present value of the lease payments, consisted of the following at December 31, 1997 (in thousands):

                                      1998                $ 240
                                      1999                  240
                                      2000                  240
                                      2001                  241
                                      2002                    -
                                      Thereafter              -
                                                          -----
        Minimum lease payments                              961
        Less: amounts representing interest                 (64)
                                                          -----
        Present value of minimum lease payment            $ 897
                                                          =====

9.   MINIMUM LEASE INCOME
     --------------------

     The company has entered into a number of operating leases in relation to food and beverage and retail outlets. The future minimum lease income under these leases consisted of the following at December 31, 1997 (in thousands):

                                      1998                $  6,995
                                      1999                   6,959
                                      2000                   6,959
                                      2001                   6,959
                                      2002                   5,713
                                      Thereafter            46,877
                                                          --------
                                                          $ 80,462
                                                          ========

10.  ABANDONMENT LOSS
     ----------------
     The Company incurred costs related to the construction of flyover ramps to divert traffic from the heavily traveled intersection in front of the Hotel-Casino. Based upon the results of the traffic studies subsequently performed, management changed their intentions and abandoned construction of these flyovers; therefore, $642,000 of abandonment loss, the cumulative costs incurred to date, was charged to expense as of December 31, 1995.

11.  RELATED PARTY TRANSACTIONS
     --------------------------

     During the years ended December 31, 1997, 1996 and 1995, the Company engaged in certain transactions with MGM and Primadonna. In 1995 MGM and Primadonna, each, contributed $5,000,000, respectively to the Company, which amounts were advanced to, and subsequently repaid by the Company, during the year ended December 31, 1995.

     In addition, the Company has reimbursed expenses related to construction and pre-opening expenses paid for by MGM and Primadonna. These reimbursed expenses approximated $96,000 and $1,544,000 for 1996 and $414,000 and $2,279,000 for 1995, for MGM and Primadonna, respectively. Included in these amounts are interest paid of $4,000 to Primadonna for 1996, and $44,000 and $40,000 to MGM and Primadonna, respectively for 1995.

     During the year ended December 31, 1997, the Company purchased services valued at $346,000 and $98,000 from MGM and Primadonna, respectively. At December 31, 1997, $9,000 and $1,000 was payable to MGM and Primadonna, respectively. In addition, services were provided by the Company valued at $483,000 and $8,000 to MGM and Primadonna, respectively. At December 31, 1997, balances of $35,000 and $1,000 were receivable from MGM and Primadonna, respectively.

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

12.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

     LITIGATION
     ----------

     The Company is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of the matters will not have a material effect on the financial position or the results of operations of the Company.

     LONG TERM INCENTIVE PLAN
     ------------------------

     During 1997, the Company adopted a long-term incentive plan for senior executives. The plan is based on performance to motivate management to remain with the Company over the long term. The plan rewards performance over and above a predetermined level of earnings before interest, taxes and depreciation as defined, and established by the compensation committee. A total of $910,000 was charged to expense under the plan during 1997.

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